As filed with the Securities and Exchange Commission on January 10, 2007.

REGISTRATION NO. 333-129199

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BMB MUNAI, INC.

(Name of Small Business Issuer in its Charter)

Nevada	1311	30-0233726
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

202 Dostyk Ave. 4th Floor, Almaty Kazakhstan 050051

+7 (3272) 375-125

(Address and Telephone Number of Registrant’s Principal Place of Business)

Gateway Enterprises, Inc.

3230 East Flamingo Road, Suite 156 Las Vegas, Nevada 89121

800 992-4333

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Ronald L. Poulton, Esq.

Poulton & Yordan

324 South 400 West, Suite 250, Salt Lake City, Utah 84101

(801) 355-1341

Approximate Date of Proposed Sale to the Public: No longer applicable because the shares are being removed from registration.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.

If delivery of the prospectus is expected pursuant to Rule 434, please check the following box.

DEREGISTRATION OF SECURITIES

BMB Munai, Inc., a Nevada corporation, (the “Company”) filed a Registration Statement on Form SB-2 (File No. 333-129199) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on October 24, 2005 registering shares of the Company’s common stock, par value $0.001 per share, to be sold by the selling security holders named therein. The Commission declared the Registration Statement effective on June 26, 2006.

In accordance with the undertaking contained in Part II, Item 17 of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-B, the Company files this Post-Effective Amendment No. 1 to remove from registration all of the shares that remain unsold under the Registration Statement as of the date hereof. The Company is deregistering the shares because the Company’s obligation to maintain the effectiveness of the Registration Statement with respect to the shares has expired.

Accordingly, the Company files this Post-Effective Amendment No. 1 to the Registration Statement to deregister all shares of its common stock covered by the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, BMB Munai, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Almaty, Republic of Kazakhstan, on January 10, 2006.

BMB MUNAI, INC.

By:	/s/ Boris Cherdabayev
Boris Cherdabayev, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Boris Cherdabayev	Chief Executive Officer and	January 10, 2006
Boris Cherdabayev	Director

/s/ Sanat Kasy	Chief Financial Officer	January 10, 2006
Sanat Kasy

/s/ Troy Nilson	Director	January 10, 2006
Troy Nilson

/s/ Stephen Smoot	Director	January 10, 2006
Stephen Smoot

/s/ Leonard Stillman	Director	January 10, 2006
Leonard Stillman

/s/ Valery Tolkachev	Director	January 10, 2006
Valery Tolkachev

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